Exhibit 99.1

Marker Therapeutics Announces Dosing of First Patient in Phase 2 Trial of MT-401 in Acute Myeloid Leukemia Following Stem Cell Transplant

Topline readout of active disease group in AML trial expected in Q1 2022

Houston, TX – March 3, 2021– Marker Therapeutics, Inc. (NASDAQ:MRKR), a clinical-stage immuno-oncology company specializing in the development of next-generation T cell-based immunotherapies for the treatment of hematological malignancies and solid tumor indications, today announced it has treated the first patient in the Company’s Phase 2 trial of MT-401, its lead MultiTAA-specific T cell product candidate. The trial is enrolling patients with acute myeloid leukemia (AML) following an allogeneic stem cell transplant in both the adjuvant and active disease settings.

“We are pleased to have dosed the first patient with MT-401 in our Company-sponsored clinical trial, particularly in a patient population in which there remains a critical unmet need,” said Mythili Koneru, M.D., Ph.D., Chief Medical Officer of Marker Therapeutics. “Today, adult patients with post-transplant AML have a 25 percent chance of 5-year survival. In various investigator-sponsored Phase 1 trials at the Baylor College of Medicine, our MultiTAA-specific T cell therapies have been generally well-tolerated and demonstrated durable anti-cancer responses across a broad range of cancers—including post-transplant AML. Based on these results, we believe that MT-401 has the potential to become a meaningful treatment option for patients suffering from this disease.”

About the AML Post-Transplant Study

•	Designed as a multicenter, Phase 2 trial to be conducted at approximately 20 top cancer centers across the U.S.
•	Planned total enrollment of 160 patients:
-	120 patients in the adjuvant disease group, randomized 1:1 to either MT-401 at 90 days post-transplant versus standard of care (observation)
-	40 patients in the active disease group as part of a single arm
•	Primary objective of relapse-free survival (RFS) for adjuvant disease group
•	Primary objectives of complete response (CR) and duration of complete response (DOCR) for active disease group
•	Topline readout of active disease group expected in Q1 2022

About Marker Therapeutics, Inc.

Marker Therapeutics, Inc. is a clinical-stage immuno-oncology company specializing in the development of next-generation T cell-based immunotherapies for the treatment of hematological malignancies and solid tumor indications. Marker’s cell therapy technology is based on the selective expansion of non-engineered, tumor-specific T cells that recognize tumor associated antigens (i.e. tumor targets) and kill tumor cells expressing those targets. This population of T cells is designed to attack multiple tumor targets following infusion into patients and to activate the patient’s immune system to produce broad spectrum anti-tumor activity. Because Marker does not genetically engineer its T cell therapies, we believe that our product candidates will be easier and less expensive to manufacture, with reduced toxicities, compared to current engineered CAR-T and TCR-based approaches, and may provide patients with meaningful clinical benefit. As a result, Marker believes its portfolio of T cell therapies has a compelling product profile, as compared to current gene-modified CAR-T and TCR-based therapies.

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Forward-Looking Statement Disclaimer

This release contains forward-looking statements for purposes of the safe harbor provisions of the Private Securities Litigation Reform Act of 1995. Statements in this news release concerning the Company’s expectations, plans, business outlook or future performance, and any other statements concerning assumptions made or expectations as to any future events, conditions, performance or other matters, are “forward-looking statements.” Forward-looking statements include statements regarding our intentions, beliefs, projections, outlook, analyses or current expectations concerning, among other things: our research, development and regulatory activities and expectations relating to our non-engineered multi-tumor antigen specific T cell therapies; the effectiveness of these programs or the possible range of application and potential curative effects and safety in the treatment of diseases; and the timing, conduct and success of our clinical trials, including the Phase 2 trial of MT-401, as well as clinical trials conducted by our collaborators. Forward-looking statements are by their nature subject to risks, uncertainties and other factors which could cause actual results to differ materially from those stated in such statements. Such risks, uncertainties and factors include, but are not limited to the risks set forth in the Company’s most recent Form 10-K, 10-Q and other SEC filings which are available through EDGAR at www.sec.gov. Such risks and uncertainties may be amplified by the COVID-19 pandemic and its impact on our business and the global economy. The Company assumes no obligation to update our forward-looking statements whether as a result of new information, future events or otherwise, after the date of this press release.

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